Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
by and among
ACADEMY MANAGING CO., L.L.C.,
NEW ACADEMY HOLDING COMPANY, LLC,
ACADEMY SPORTS AND OUTDOORS, INC.
and

Michael P. Mullican
Dated: April 26, 2023

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 26, 2023, is entered into by and among Michael P. Mullican (the “Executive”), Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), New Academy Holding Company, LLC, a Delaware limited liability company (the “Former Parent”) and Academy Sports and Outdoors, Inc., a Delaware corporation (the “Parent”).
WHEREAS, the Executive, the Company and the Former Parent, have previously entered into that certain Employment Agreement, dated as of January 6, 2017 and as amended on December 21, 2017 (the “Prior Agreement”);
WHEREAS, the Executive has served as the Executive Vice President, Chief Financial Officer of the Parent and the entities controlled by, controlling or under common control with the Company or the Parent that conduct the business of all such entities (such entities, together with the Company and the Parent, collectively, the “Company Group”);
WHEREAS, the Executive shall cease to serve as the Executive Vice President, Chief Financial Officer of the Company Group at 12:01 a.m. Central Time on June 1, 2023 (such time, the “Transition Time,” and such date, the “Transition Date”) and the Executive shall commence service as the President of the Company Group, effective as of the Transition Time;
WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment with the Company as the President of the Company Group; and
WHEREAS, the Executive acknowledges that (i) the Executive’s employment with the Company will continue to provide the Executive with trade secrets of, and confidential information concerning, the Company Group, and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.
NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.EMPLOYMENT AND TERM. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder (the “Employment Period”) shall commence as of the Transition Time and shall end when terminated by either the Company or the Executive in accordance with Section 5 hereof. For the avoidance of doubt, the Prior Agreement shall continue to govern Executive’s employment with the Company until the Transition Time.
2.POSITION AND DUTIES.
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(a)As of the Transition Time, the Executive shall serve as the President of the Company Group, in which capacity the Executive shall perform the usual and customary duties of such office, which shall be those normally inherent in such capacity in companies of similar size and character as the Company Group, and such other duties and responsibilities as may be assigned by the Chief Executive Officer of the Company Group (the “CEO”) from time to time. The Executive shall report to the CEO. The Executive shall, if requested, also serve as an officer or director of any member of the Company Group for no additional compensation. The Executive agrees and acknowledges that, in connection with the Executive’s employment relationship with the Company, the Executive owes fiduciary duties to the Company Group and will act accordingly.
(b)During the Employment Period, the Executive agrees to devote substantially the Executive’s full time, attention and energies to the Company Group’s business and agrees to faithfully and diligently endeavor to the best of the Executive’s ability to further the best interests of the Company Group. The Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 8 hereof, this shall not be construed as preventing the Executive from investing the Executive’s own assets in such form or manner as will not require the Executive’s services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to the covenants of Section 8 hereof, the Executive may serve as a director of other companies, if such service is approved by the CEO, so long as such service is not detrimental to the Company Group, does not interfere with the Executive’s service to the Company Group, and does not present the Executive with a conflict of interest.
3.PLACE OF PERFORMANCE. During the Employment Period, the Executive’s principal business address shall continue to be at the Company’s current principal executive offices in Katy, Texas (the “Principal Place of Employment”). The Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform the Executive’s duties and responsibilities hereunder.
4.COMPENSATION AND RELATED MATTERS.
(a)Base Salary. Commencing as of the Transition Time, the Company Group shall pay the Executive an annual base salary of $825,000.00 (the “Base Salary”), payable in accordance with the Company Group’s customary payroll practices. The Base Salary may, at the discretion of the Board of Directors of the Parent (the “Board”) or a compensation committee thereof, be increased but not decreased during the Employment Period.
(b)Annual Bonuses. During the Employment Period, the Executive shall continue to be eligible to participate in an annual cash bonus plan maintained by the Company Group (the “Annual Incentive Plan”). The annual bonus opportunity afforded the Executive under the Annual Incentive Plan (the “Annual Bonus”) shall be paid, if earned, at a time and in a manner consistent with the Company Group’s customary practices, and Executive shall be eligible to earn such Annual Bonus as follows:

(i) The Annual Bonus for each fiscal year during the Employment Period will be determined in accordance with the Annual Incentive Plan established for such fiscal year by the Board or a compensation committee thereof, which will afford the Executive an opportunity to earn an annual bonus amount targeted at one hundred and forty percent (140%) of the Base Salary in effect as of the end of the fiscal year applicable to such annual bonus (the “President Target Bonus Opportunity”). The actual bonus amount earned in accordance with this Section 4(b)(i) shall be referred to herein as the “President Bonus”. Notwithstanding the foregoing, the actual bonus paid to the Executive for fiscal 2023 shall be determined in accordance with Section 4(b)(ii).
(ii) For the period commencing on January 29, 2023 and ending on the day immediately prior to the Transition Date (the “Pre-Transition Period”), the Annual Bonus will be determined in accordance with the Annual Incentive Plan established by the Board or a compensation committee thereof for fiscal year 2023, which will afford the Executive an opportunity to earn an annual bonus amount targeted at one hundred twenty percent (120%) of the annual base salary in effect for the Pre-Transition Period (the “Target Bonus Opportunity”). The actual bonus amount earned in accordance with the preceding sentence shall be referred to herein as the “Pre-Transition Bonus”. The Annual Bonus earned for fiscal year 2023 shall be equal to the sum of (A) the Pre-Transition Bonus multiplied by a fraction with a numerator equal to the number of days during the Pre-Transition Period and a denominator equal to three hundred and seventy-one (371) plus (B) the President Bonus for fiscal year 2023 multiplied by a fraction with a numerator equal to the number of days remaining in fiscal year 2023 following the Transition Date and a denominator equal to three hundred and seventy-one (371).
The actual Annual Bonus payable, if any, shall be determined based on the achievement of the pre-established performance targets for each applicable fiscal year, with any Annual Bonus earned thereunder to be paid in the immediately following fiscal year in accordance with the Annual Incentive Plan; provided, that except as expressly provided otherwise herein, the Executive’s continued employment or service through the payment date shall be required in order for Executive to earn such Annual Bonus. The establishment of performance targets and the determination of the achievement of those targets will in all cases be subject to the determination of the Board or a compensation committee thereof following consultation with the Executive. The Annual Bonus is not an accrued right under this Agreement. Except as specifically provided in Section 7 hereof, the Executive shall not be entitled to a pro rata Annual Bonus upon a termination of employment for any reason.
(c)Expenses. The Company Group shall continue to reimburse the Executive for all reasonable business, entertainment and travel expenses incurred during the Employment Period by the Executive in performing services hereunder, including all travel expenses while away from the Katy, Texas area on business or at the request of and in the service of the Company: provided, in each case, that such expenses are incurred, accounted for, and reimbursed in accordance with the Company’s expense reimbursement policy.

(d)Other Benefits. During the Employment Period, the Executive shall continue to be entitled to participate in all of the employee benefit plans and programs and fringe benefits and perquisites arrangements made available by the Company to its other senior executive officers, and Executive’s transition into the role of President of the Company Group as of the Transition Time shall not impact his eligibility to participate in such plans, programs and arrangements; provided, that such continued eligibility and participation shall in all respects be subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. The Company shall have the right to change, amend or discontinue any benefit plan, program, or arrangement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.
(e)Paid Time Off. During the Employment Period, the Executive shall be entitled to accrue paid time off (“PTO”) in accordance with the Company’s standard PTO policy in effect from time to time. Upon a termination of Executive’s employment with the Company, accrued but unused PTO will be treated in accordance with such PTO policy and subject to applicable law.
(f)Annual Equity Grants. The Executive’s eligibility to receive and the terms and conditions of future annual equity awards will be determined by the Board or a compensation committee thereof in its sole discretion.
5.TERMINATION. The Employment Period shall end and this Agreement and the Executive’s employment shall terminate in the event of a termination of the Executive’s employment in accordance with any of the provisions of this Section 5 and Section 6, as applicable, on the Date of Termination.
(a)Death. The Executive’s employment hereunder and this Agreement shall terminate upon the Executive’s death.
(b)Disability. The Company may terminate the Executive’s employment and this Agreement as a result of the Executive’s Disability, provided, that the Company allows the Executive thirty (30) days following Notice of Termination to return to the performance of the essential functions of the Executive’s position, with or without reasonable accommodation. For purposes of this Agreement, “Disability” means a physical or mental illness, incapacity or disability which has prevented the Executive from substantially performing the Executive’s material duties for a period of one hundred eighty (180) consecutive days. During any such period that, as a result of such illness, incapacity or disability, the Executive fails to perform the essential function of the Executive’s position, with or without reasonable accommodation (the “Disability Period”), the Executive shall continue to receive the Executive’s Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced, to the extent permitted by Section 409A (as defined in Section 9 below), by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c)Cause. The Company may terminate the Executive’s employment hereunder and this Agreement for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:
(i) the Executive has committed gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with the Executive’s duties or in the course of the Executive’s employment with the Company Group;
(ii) the Executive has committed an act leading to a conviction of a felony or a misdemeanor involving moral turpitude;
(iii) the Executive has committed a material breach of any provision of this Agreement; or
(iv) the failure by the Executive to perform any and all covenants contained in (A) Section 2 hereof for any reason (other than the Executive’s death or Disability) including following the Executive’s delivery of a Notice of Termination for Good Reason and (B) Section 8 hereof;
provided, that, if reasonably capable of being cured, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (iii) or (iv) above to remedy any such occurrence otherwise constituting Cause under such clause (iii) or (iv). The determination of whether there has been “Cause” for purposes of this Agreement shall be determined by the Board or any committee thereof in its sole discretion.
(d)Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason. “Good Reason” for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following that constitutes a material negative change to the Executive in the service relationship:
(i) a reduction in the Base Salary and President Target Bonus Opportunity, in the aggregate, from the Base Salary and President Target Bonus Opportunity, in the aggregate, as set by the Board from time to time following the Transition Time;
(ii) the Company requiring the Executive to be based at any office located more than 50 miles from Katy, Texas; or
(iii) a material breach by the Company or the Parent of any applicable provision of this Agreement;
Notwithstanding the foregoing, Good Reason shall cease to exist unless (A) within sixty (60) days of Executive’s knowledge of the initial existence of the condition or conditions giving rise to Good Reason the Executive provides written notice to the Company of the existence of such condition or conditions, (B) the Company fails to remedy such condition or conditions within thirty (30) days following the receipt of such written notice (the “Cure Period”); (C) if any such condition is not remedied within such Cure Period, the Executive provides a notice of termination for Good Reason to the Company and (D) the Executive’s employment terminates on the termination date set forth in such notice of termination.
(e)Without Cause or Good Reason. Either party hereto may terminate the employment of the Executive and this Agreement at any time, without Cause in the case of the Company and without Good Reason in the case of the Executive, by giving the other party prior written Notice of Termination in accordance with Section 6 hereof; provided, that the Executive shall be required to deliver such written notice to the Board at least thirty (30) days’ prior to the Date of Termination if the Executive intends to terminate the Executive’s employment without Good Reason.
6.TERMINATION PROCEDURE.
(a)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and, except in the case of termination pursuant to Section 5(e) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (including, in the case of any Notice of Termination for Good Reason, a specific description of the event that the Executive believes constitutes an event of Good Reason).
(b)Date of Termination. “Date of Termination” shall mean the effective date of termination of the Executive’s employment for any reason, which shall be (i) if the Executive’s employment is terminated pursuant to Section 5(a) hereof, the date of the Executive’s death, (ii) if the Executive’s employment is terminated pursuant to Section 5(b) hereof, the later of (A) the date that is thirty (30) days after the Notice of Termination is given and (B) the date that is the end of the one-hundred eighty (180) day period referenced in Section 5(b) hereof; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a fulltime basis during such period, (iii) if the Executive’s employment is terminated pursuant to Section 5(c) hereof, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 11 hereof, (iv) if the Executive’s employment is terminated pursuant to Section 5(d) hereof, the date on which a Notice of Termination is given or any later date (within thirty (30) days of the date of such Notice of Termination) set forth in such Notice of Termination, or (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, that if the Executive’s employment is terminated by the Executive without Good Reason, such date shall be at least thirty (30) days following the date on which Notice of Termination is given (unless the Company accepts the Executive’s resignation prior to the expiration of such 30-day notice period). The Company may also place the Executive on “garden leave” for all or any portion of such notice period.
7.COMPENSATION UPON TERMINATION OR DURING DISABILITY.
(a)Accrued Salary, Prior Year Bonus and Accrued Obligation Defined. For purposes of this Agreement, “Accrued Salary” means a lump sum amount in cash equal to the sum of the Base Salary accrued but not paid through the Date of Termination for periods through but not following the Date of Termination. For purposes of this Agreement, “Prior Year Bonus” means any bonus payable to the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs but not paid as of the Date of Termination. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company Group to the Executive (or the Executive’s designated beneficiary or legal representative, as applicable), when due, of all benefits to which the Executive is entitled under the terms of the employee benefit plans and programs in which the Executive is a participant as of the Date of Termination, including, without limitation, the vesting of any equity incentive awards in accordance with the terms of the plans and award agreements evidencing such awards, any rights of the Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy and any right to indemnification under applicable corporate law, the governing documents of the Company Group or any benefit plan of any member of the Company Group or otherwise.
(b)Disability; Death. Following the termination of the Executive’s employment pursuant to Section 5(a) or Section 5(b) hereof, the Company Group shall pay to the Executive (or the Executive’s designated beneficiary or legal representative, if applicable):
(i) the Accrued Salary within thirty (30) days after the Date of Termination (or such earlier date as may be required by applicable law); and
(ii) the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if the Executive had otherwise continued to be employed by the Company;
(iii) the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.
(c)By the Company for Cause or by the Executive Without Good Reason. If during the Employment Period the Executive’s employment is terminated by the Company for Cause pursuant to Section 5(c) hereof or by the Executive without Good Reason pursuant to Section 5(e) hereof, the Company Group shall pay to the Executive (i) the Accrued Salary within thirty (30) days following the Date of Termination (or such earlier date as may be required by applicable law), and (ii) the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangement. Following such payments, the Company Group shall have no further obligations, including under the Annual Incentive Plan, to the Executive other than as may be required by law or with respect to any Accrued Obligation under the terms of an employee benefit plan of the Company Group.

(d)By the Company Without Cause or by the Executive for Good Reason. If during the Employment Period the Executive’s employment is terminated by the Company without Cause, other than as a result of the Executive’s death or Disability, or if the Executive terminates the Executive’s employment for Good Reason, then:
(i) Within thirty (30) days after the Date of Termination the Company Group shall pay the Executive the Accrued Salary (or such earlier date as may be required by applicable law);
(ii) The Company Group shall pay the Executive the Prior Year Bonus, if any is due, at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company;
(iii) The Company Group shall pay to the Executive a cash severance payment in an amount equal to the product of (x) two (2) multiplied by (y) the sum of (A) the Base Salary and (B) the average Annual Bonus paid to (or earned by, to the extent not yet paid as of the Date of Termination) the Executive under the Annual Incentive Plan for the two fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs. The Company shall make such payment in equal installments ratably over twenty-four (24) months following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures, with the first installment to be paid on the first payroll date following the date on which the Release (as defined in Section 7(f) below) becomes irrevocable (the “Release Effective Date”); provided, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid installments shall be paid to the Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of the Executive’s death;
(iv) The Company Group shall pay to the Executive an amount equal to the product of (x) the Annual Bonus earned by the Executive under the Annual Incentive Plan for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, multiplied by (y) a fraction, the numerator of which is equal to the number of days between and including the first day of the fiscal year of the Company in which the Date of Termination occurs and the Date of Termination, and the denominator of which is equal to the number of days in the fiscal year during which the Date of Termination occurs. Such payment is in lieu of the Annual Bonus that Executive would have otherwise been eligible to earn under the Annual Incentive Plan for the performance period in which the Date of Termination occurs. The Company shall make such payment in a lump sum when annual bonuses for the fiscal year in which the Date of Termination occurs are otherwise paid to other similarly situated employees of the Company Group; provided, that if the Executive’s death occurs subsequent to the Date of Termination, any unpaid amount shall be paid to the Executive’s estate or beneficiaries in a lump sum payment within thirty (30) days following the date of the Executive’s death;

(v) Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company Group shall pay to the Executive a cash payment in an amount equal to (A) the total amount of the monthly COBRA insurance premium for participation in the medical insurance benefits of the Company (determined based on the rate in effect on the Date of Termination) multiplied by (B) the number of months in the Severance Period. Such amount shall be payable to the Executive in a lump-sum amount in accordance with the Company’s normal payroll cycle and procedures on the first payroll date following the Release Effective Date;
(vi) The Company Group shall pay the Executive an amount equivalent to the product of (x) the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination and (y) the number of full and fractional calendar months of the Severance Period. The Company shall make such payment in a lump sum in cash on the first payroll date following the Release Effective Date. If applicable, the Executive may, at the Executive’s option, convert the Executive’s basic life insurance coverage to an individual policy after the Date of Termination by completing the forms required by the Company for this purpose, and the Company will reasonably cooperate in order to assist the Executive with such conversion; and
(vii) The Company Group shall pay the Executive the Accrued Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.
(e)No Right to Specify Year of Payment. The Executive shall have no right to specify or otherwise determine the year in which any payment made under this Section 7 shall be made.
(f)No Duty to Mitigate; Release. The Company agrees that, if the Executive’s employment with the Company terminates for any reason during the Employment Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 7. Further, except to the extent set forth in Sections 4(b), 4(e), 8(d)(v) and 9(e) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company or Academy. Notwithstanding anything to the contrary contained herein, payments to the Executive under this Section 7 (other than the Accrued Salary, Prior Year Bonus, and Accrued Obligations) are contingent upon (A) the Executive’s continued compliance with the provisions of Section 8 hereof and (B) the Executive’s execution and delivery, without revocation, of a fully effective release in substantially the form of Exhibit A attached hereto (the “Release”), which Release must be executed (and not revoked) by the Executive on or prior to the sixtieth (60th) day following the Date of Termination (such sixty-day period, the “Release Period”). Notwithstanding the foregoing, to the extent required to comply with Section 409A, if the Release Period straddles the ending and beginning of two (2) consecutive calendar years, then the first installment of any installment payments of severance payable to the Executive under this Section 7 shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year.
8.RESTRICTIVE COVENANTS.
(a)Confidential Information. The Company agrees to provide the Executive certain trade secrets, confidential information and knowledge or data relating to the Company Group and its businesses during the Employment Period. The Executive shall hold in a fiduciary capacity for the benefit of the Company Group all trade secrets, confidential information, and knowledge or data relating to the Company Group and its businesses, which shall have been obtained by the Executive during the Executive’s employment by any member of the Company Group (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:
(i) was already in the Executive’s possession prior to his commencement of employment with the Company Group; provided, that the information is not known by the Executive to be subject to another confidentiality agreement with, or otherwise subject to an obligation of secrecy to, any member of the Company Group,
(ii) becomes generally available to the public other than as a result of acts by the Executive or representatives of the Executive in violation of this Agreement, or
(iii) becomes available to the Executive on a non-confidential basis from a source other than the Company Group or any of its directors, managers, officers employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with, or otherwise bound by an obligation of secrecy to, any member of the Company Group.
The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, other than in the good faith performance of the Executive’s duties, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company Group and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8(a).
The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of the Executive’s employment hereunder for any reason. Notwithstanding anything herein to the contrary, the Company hereby acknowledges and agrees that the Executive may retain, as the Executive’s own property, copies of the Executive’s individual personnel documents, such as payroll and tax records and similar personal records as well as the Executive’s rolodex and the Executive’s address book, whether electronic or in hard copy.

Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is the Executive authorized to disclose any information covered by the Company Group’s attorney-client privilege or attorney work product or the Company Group’s trade secrets without prior written consent of the Company’s General Counsel.
(b)Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources or as the result of any work performed by the Executive for the Company Group (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby unconditionally and irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, title, interest and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. In addition to, and without limitation of the foregoing, the Executive acknowledges and agrees that all of the Executive’s contributions to works of authorship within the scope of the Executive’s employment shall be regarded as “Work Made for Hire” (as that term is used in the United States Copyright Act, J 7 U.S.C. § 101) by the Executive for the Company.
To the extent that the Works contain any inventions, developments, concepts, improvements, designs, discoveries, ideas, data, documentation, information, materials, programs, systems, techniques, trademarks, domain names, or works of authorship created by the Executive before the Executive was employed by the Company (the “Preexisting Works”), the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Preexisting Works for any purpose whatsoever.
The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) necessary to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document necessary for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any necessary documents and to do all other lawfully permitted acts in connection with the foregoing.
In the event that any of the foregoing provisions with respect to the Works are deemed invalid or ineffective to vest ownership of the Works with the Company, the Executive hereby grants the Company an irrevocable, perpetual, worldwide, royalty-free license to use, practice, copy, distribute, publish, perform, display, modify, create derivative works of, and otherwise utilize the Works for any purpose whatsoever.
The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.
(c)Non-Competition. In consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, including, without limitation, the Company’s obligation to provide the Executive with Confidential Information pursuant to Section 8(a) hereof, and in order to protect such Confidential Information and preserve the goodwill of the Company Group, the Executive hereby covenants and agrees that, during the Employment Period and for a period of twenty-four (24) months following the Date of Termination (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, for the Executive or for others, as an owner, investor, partner, shareholder, agent, representative, employee, officer, director, consultant, contractor, lender or otherwise (except for owning an investment interest of less than two percent (2%) in a publicly-traded company), participate in any business engaged primarily in the retail sale of sporting goods and outdoor products, including but not limited to the following companies and any of their successors, affiliates, or subsidiaries: Dick’s Sporting Goods, Inc.; Cabela’s Inc.; The Sports Authority, Inc.; Bass Pro Shops, Inc.; Gander Mountain Company/Gander Outdoors/Camping World; Hibbett Sports, Inc.; Big Five Sporting Goods; Champs Sporting Goods; City Sports; Eastbay; Fanatics; Kansas Sampler; Lululemon Athletica; Rally House; REI Co-op; Scheels and Sportsman Warehouse. This restriction does not include (i) multi-purpose retailers, such as Wal-Mart Stores, Inc. and Target Corp., where the sale of sporting goods and outdoor products by such retailer is less than fifty percent (50%) of such retailer’s total sales; and (ii) any business engaged primarily in the retail sale of sporting goods and outdoor products with total sales from all sources (including retail stores, on-line, subsidiaries and affiliates) of less than $250 million annually.
(d)Non-Disparagement. The Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company Group or its affiliates, including members of the Board and management team, or that is or reasonably would be expected to be damaging to the reputation of the Company Group or its affiliates. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive have reason to believe is unlawful or from exercising any protected rights under Section 7 of the National Labor Relations Act.
(e)Non-Solicitation; No-Hire. In further consideration of the payments, benefits and other obligations of the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:
(i) Solicit on the Executive’s own behalf or on behalf of another person or entity, the employment or services of any person who was known to be employed, in a salaried position, by or was a known substantially full-time consultant or substantially full-time independent contractor to any member of the Company Group upon the Date of Termination, or within six (6) months prior thereto;
(ii) Hire any person who was employed by the Company Group in a salaried position at any time during the six (6) month period immediately prior to the Date of Termination; or
(iii) Call on, solicit or service any customer, vendor, supplier, licensee, licensor or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or otherwise knowingly interfere in any material respect with the business of any member of the Company Group (other than consumers) or the relationship with any such customer, vendor, supplier, licensee, licensor or other business relation of the Company Group that existed prior to the Date of Termination.

Notwithstanding the foregoing, the restrictions in this Section 8(e) shall not apply with regard to general solicitations of the Executive that are not specifically directed to employees, consultants or independent contractors of any member of the Company Group.
(f)Enforcement. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 8 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 8 are reasonably necessary for the protection of the Company Group’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 8 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by applicable law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due pursuant to Section 7 hereof (other than the Accrued Salary, Prior Year Bonus, and Accrued Obligations), in the event that the Executive has violated any provision of Section 8. In the event that any court determines that any restriction in this Agreement constitutes an unreasonable restriction against the Executive, the Executive and the Company agree that the provisions of this Agreement shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 8(a), (b), (c) or (d) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.
9.SECTION 409A.
(a)Compliance With 409A. The parties hereby agree that the provisions of this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, the Company shall, after consulting with the Executive, reform such provision to comply with or avoid application of Section 409A; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.
(b)Six-month Wait for Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a Specified Employee and the Company is a public company, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code (as defined below), such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation From Service or (ii) the date of the Executive’s death (such relevant period, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Company Group shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to those terms in Section 409A, the term “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.
(c)Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of Sections 1 and 8 hereof and any other provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation From Service.
(d)Payment Period for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses pursuant this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(e)Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)Installments as Separate Payment. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
10.SUCCESSORS; BINDING AGREEMENT.
(a)Company’s Successors. The Company and the Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Company Group, as applicable, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company and the Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Section l0(a), the term “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company and/or the Company Group as aforesaid (including but not limited to an acquirer of such business and/or assets) that executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live or any amount is payable under this Agreement as a result of the Executive’s death, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
11.NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to the last address shown on records of the Company;
If to the Company or the Parent:
Academy Sports and Outdoors, Inc.
1800 North Mason Road
Katy, Texas 77449
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12.SECTION 280G. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company Group, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company Group will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 12 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
13.AMENDMENT OR MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or a compensation committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other patty shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
14.DISPUTE RESOLUTION.
(a)THE PARTIES AGREE TO SUBMIT ALL DISPUTES AND/OR ACTIONS REGARDING THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION

OF THE STATE OR FEDERAL COURTS IN HARRIS COUNTY, TEXAS. EACH OF THE PARTIES WAIVES ANY RIGHTS TO A TRIAL BY JURY.
(b)EXCEPT WHERE INJUNCTIVE OR OTHER EMERGENCY RELIEF IS SOUGHT, THE PARTIES AGREE THAT, AS A CONDITION PRECEDENT TO ANY ACTION REGARDING DISPUTES ARISING UNDER THIS AGREEMENT, SUCH DISPUTES SHALL FIRST BE SUBMITTED TO MEDIATION BEFORE A PROFESSIONAL MEDIATOR SELECTED BY THE PARTIES, AT A MUTUALLY AGREED TIME AND PLACE, AND WITH THE MEDIATOR’S FEES SPLIT EQUALLY BETWEEN THE PARTIES.
15.GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.
16.MISCELLANEOUS. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 7, 8, 9, 10, 11, 13, 14 and 20 hereof shall survive the expiration of the Employment Period and the termination of this Agreement. The compensation and benefits payable to the Executive or the Executive’s beneficiary under Section 7 of this Agreement shall be in lieu of any other severance benefits, if any, to which the Executive may otherwise be entitled upon the Executive’s termination of employment under any severance plan, program, policy or arrangement of the Company; provided, that such compensation and benefits shall not be in lieu of any compensation and benefits provided under any change of control agreement or other agreement providing any retention, incentive, or other similar bonus to the Executive, including if such retention, incentive, or other similar bonus becomes payable upon or in connection with the Executive’s termination of employment or resignation.
17.SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Employment Period. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.
18.ENTIRE AGREEMENT; EFFECTIVENESS OF AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the Executive’s employment with the Company (and any termination thereof) and all other subject matter contained herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto (including, but not limited to, the Prior Agreement except with respect to provisions of the Prior Agreement intended to survive the expiration or termination of the Prior Agreement, including, but not limited to, the covenants set forth in Section 9 of the Prior Agreement).

19.WITHHOLDING. The Company Group may withhold from any payments or benefits made or provided pursuant to this Agreement all federal, state, local, foreign and other taxes as may be required to be withheld under applicable law and all other employee deductions made with respect to employees or other senior executive officers of the Company Group generally.
20.COOPERATION. During the Employment Period and at any time thereafter, the Executive agrees to reasonably cooperate (with due regard given to the Executive’s other commitments), (a) with the Company in the defense of any legal matter not adverse to the Executive and involving any matter that arose during the Executive’s employment with the Company or any other member of the Company Group; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to the Executive’s employment period and not adverse to the Executive. The Company will reimburse the Executive for any reasonable travel and out-of-pocket costs and expenses incurred by the Executive in providing such cooperation.
21.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(Signatures on next page.)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.
ACADEMY MANAGING CO., L.L.C.
By: /s/ William S. Ennis
Name: William S. Ennis
Title: Chief Human Resources Officer

NEW ACADEMY HOLDING COMPANY, LLC

By: /s/ William S. Ennis
    Name: William S. Ennis
    Title: Chief Human Resources Officer
ACADEMY SPORTS AND OUTDOORS, INC.
By: /s/ William S. Ennis
Name: William S. Ennis
Title: Chief Human Resources Officer
EXECUTIVE
By: /s/ Michael P. Mullican
Name: Michael P. Mullican

Signature page to Employment Agreement

EXHIBIT A
FORM OF RELEASE
[This form remains subject to updates for changes in applicable law.]
THIS RELEASE (this “Release”) is executed as of the date set forth below by Michael P. Mullican (the “Executive”).
WHEREAS, the Executive is currently employed by Academy Managing Co., L.L.C., a Texas limited liability company (the “Company”), pursuant to that certain Amended and Restated Employment Agreement by and among the Executive, the Company, New Academy Holding Company, LLC, a Delaware limited liability company, and Academy Sports and Outdoors, Inc., a Delaware corporation, dated as of April 26, 2023 (the “Employment Agreement”); and
WHEREAS, the Executive’s employment with the Company (together, with its subsidiaries and affiliates, the “Company Group”) will terminate effective as of __, 20_.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the Executive hereby agrees as follows:
The Executive shall be paid or provided severance payments and benefits in accordance with the terms and conditions of Section 7(d) of the Employment Agreement; provided, that no such severance payments and benefits shall be paid or provided if the Executive revokes this Release pursuant to paragraph 9 below.
The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges each member of the Company Group and each equity holder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, director, manager, officer and employee of such member of the Company Group, including their successors and assigns (collectively, “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, arising out of or relating to the Executive’s employment or termination of employment with, the Executive’s serving in any capacity in respect of, or the Executive’s status at any time as a holder of securities of, any member of the Company Group, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate the Executive’s employment, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of

1993, and the Americans with Disabilities Act of 1990, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Employment Agreement with the Company (as amended or superseded from time to time) and/or (b) by the Company’s Regulations and any indemnification agreement or arrangement permitted by the laws of the State of Texas and by officers and other liability insurance coverages to the extent the Executive would have enjoyed such coverages had the Executive remained an officer of the Company). In addition, to the extent permitted by law, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in the Executive’s favor at the time of executing the release which, if known by the Executive, must have materially affected the Executive’s settlement with the other person.
The exceptions to the foregoing are (i) claims and rights that may arise after the date of execution of this Release, (ii) claims and rights arising or with regard to accrued benefits under any under any employee benefit plan, policy or arrangement maintained by the Company (including, but not limited to the Annual Incentive Plan), (iii) claims and rights arising with respect to severance payments and benefits payable to the Executive under Section 7(d) of the Employment Agreement, (iv) treatment of the Executive’s equity awards as provided in the applicable equity plan or award agreement, (v) any existing right to indemnification under applicable corporate law, the by-laws or certificate of incorporation of the Parent, the Company or their respective affiliates or any benefit plan of the Company and its affiliates, or any agreement between the Executive and the Company, Parent or their respective affiliates, (vi) any rights of the Executive as an insured, or to coverage, under any director’s and officer’s liability insurance policy of the Company, the Parent or their respective affiliates, (vii) any rights or obligations of the Executive under applicable law which cannot be waived or released pursuant to an agreement, (viii) the Executive’s rights to enforce this Release, and (ix) the Executive’s rights under the provisions of the Employment Agreement that are intended to survive the Executive’s termination of employment as expressly stated therein.
The Executive represents and warrants that the Executive has not previously filed, and to the maximum extent permitted by law, agrees not to file, a claim against any Releasee regarding any of the claims respectively released herein. If, notwithstanding this representation and warranty, the Executive has filed or files such a claim, the Executive agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.
The Executive understands and agrees that:
1.The Executive has a period of 21 days within which to consider whether the Executive desires to execute this Release, that no one hurried the Executive into executing this Release during that 21-day period, that no one coerced the Executive into executing this Release, and that, if applicable, execution of this Release before the expiration of the 21-day period is voluntary.

2.The Executive has carefully read and fully understands all of the provisions of this Release, and declares that the Release is written in a manner that the Executive fully understands.
3.The Executive is, through this Release, releasing the Releasees from any and all claims the Executive may have against the Releasees, and that this Release constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).
4.The Executive declares that the Executive’s agreement to all of the terms set forth in this Release is knowing and is voluntary.
5.The Executive knowingly and voluntarily intends to be legally bound by the terms of this Release.
6.The Executive was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.
7.The Executive understands that rights or claims that may arise after the date this Release is executed are not waived.
8.The Executive understands that the Executive is waiving his rights or claims under the Age Discrimination in Employment Act in exchange for consideration to which he is not otherwise entitled.
9.The Executive understands that, in connection with the release of any claim arising under the Age Discrimination in Employment Act, the Executive has 7 days following the Executive’s execution of this Release to revoke the Executive’s acceptance of this Release, and that he may deliver notification of revocation in accordance with the notice provisions in Section 11 of the Employment Agreement. The Executive understands that this Release will not become effective and binding with respect to any claim arising under the Age Discrimination in Employment Act, until after the expiration of the period during which the Executive may revoke this Release. The revocation period commences when the Executive executes this Release and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which the Executive executes this Release. The Executive understands that if the Executive does not deliver a notice of revocation within the time period described in this paragraph 9, this Release will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.
10.The Executive understands that nothing in this Release shall be construed to prohibit the Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission. Further, the Executive understands that nothing in this Release shall be deemed to limit any Releasee’s right to seek immediate dismissal of such charge or complaint on the basis that the Executive’s signing of this Release constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by applicable law of the payments and benefits provided to the Executive under the Agreement in the event the Executive successfully challenges the validity of this Release and prevails in any claim under the federal discrimination laws.

AGREED AND ACCEPTED, on this __	day of ______________________
EXECUTIVE
By:_____________________________ Name: Michael P. Mullican